Exhibit 10
May 3, 2021

RE: Offer of Promotion

Richard Marshall
[Home address removed]

Dear Rick:

I am pleased to confirm your offer of promotion for the position of Vice President, Masco Operating System for Masco Corporation, reporting to Keith Allman, with a start date (“Start Date”) of May 17, 2021.

The elements of your compensation package are described below and are subject to approval by the Organization and Compensation Committee of the Board of Directors (the “Committee”). Additionally, you will be recommended to be appointed as an Executive Officer of Masco by the Governance and Nominating Committee of the Board.

Cash Compensation
Effective with your change in position, your new rate of pay is $13,846.15 bi-weekly. Projected on an annualized basis, it amounts to $360,000. Your next salary review to be in April 2022.

You will participate in the annual performance-based cash bonus program. Your new standard bonus opportunity is 50% of your annual base salary. In a typical year, your bonus can range from 0% to 100% of your annual base salary depending on Company and individual performance. For the 2021 performance year, your bonus opportunity will not be prorated, and you will be measured on Masco’s overall performance for the full year. Bonuses are determined after year-end and are normally paid out in February.

Equity Compensation
You will participate in the Company’s annual performance-based Restricted Stock Unit (RSU) program. Your target RSU award opportunity is 50% of your annual base salary. In a typical year, your RSU award can range from 0% to 100% of your annual base salary depending on Company and individual performance. For the 2021 performance year, your RSU award opportunity will not be prorated, and you will be measured on Masco’s overall performance for the full year. Stock awards are determined at year-end and are normally communicated in February.

You will be eligible to participate in our Long-Term Incentive Program (LTIP). Masco believes a long-term incentive program provides a meaningful incentive for our executive to achieve long-term growth and profitability. The LTIP is a three-year performance plan issued in the form of Performance Restricted Stock Units (PRSUs). A grant of PRSUs entitles you to receive shares of our stock to the extent at least the threshold performance goal is met over the three-year period. If the threshold goal is not achieved, there is not a payout. If the maximum goal is exceeded, the payout percentage is capped at 200% of the PRSUs granted. You will be eligible to participate in 2022-2024 LTIP. The 2022-2024 LTIP will be granted in February 2022. Your LTIP grant value target is 50% of your annual base salary.

You are also eligible for the Masco Stock Option Program. Masco considers the granting of stock options annually to motivate key executives to improve our share price and to align their long-term interests with those of shareholders.  You will be eligible for your first grant under this this program in February 2022. The Stock Option grant value target is 50% of your annual base salary.

The above information provides only a summary of certain terms of our equity compensation program. All of the terms and conditions of our program, and of any grant made under the program, are contained in Masco’s 2014 Long Term Stock Incentive Plan (the “Plan”) and in terms and conditions (“Terms and Conditions”) provided to recipients at the time of a grant (the Plan and Terms and Condition are referred to as the “Plan Documents”). A copy of the Plan is available at NetBenefits.com. In the case of any conflict between this communication and the Plan Documents, the Plan Documents will control. The Company reserves the right to amend or terminate the equity compensation program at any time.

Benefits
You will also be eligible to participate in all the health and welfare benefit programs of Masco Corporate as a full-time regular employee. You will also continue to be eligible to participate in the 401(k) plan. The match formula is 100% of the first 4% of your compensation deferred to the plan, subject to IRS 401(k) plan contribution limits. Company matching contributions are immediately 100% vested.

You will also continue participate in the Masco Corporate discretionary profit-sharing plan. After the end of each year, our Organization and Compensation Committee approves the Company contribution percentage based on the profitability of Masco Corporation for the preceding year. Because you have been employed in our organization for over three years, your Company profit sharing contributions are immediately 100% vested. For the 2021 performance period, any contribution made to your profit-sharing account will be calculated based in part on your time working at Delta and in part on your time working at Masco Corporate.

Additionally, you will be eligible for the Benefit Restoration Plan designed to restore profit sharing and 401(k) match benefits that you would otherwise lose due to IRS compensation limits that apply to qualified plans.

You will also be eligible for paid time off in accordance with the Company’s Discretionary Time Off (DTO) program in addition to the normal holiday schedule for Masco’s Corporate Headquarters location. These benefits, along with additional health, welfare, and other Company-sponsored benefits, will be explained in detail to you at a time convenient for you.

Relocation Assistance
You will be eligible for relocation assistance should you wish to relocate from your current residence to the Detroit, Michigan area within the first twelve (12) months after your Start Date, as described in the MASCO Corporation Relocation Assistance Guidelines. If you have relocation questions, please discuss them with Renee Straber In the event you should leave Masco Corporation within two years of the Start Date for reasons other than ours, you will reimburse Masco Corporation for the monies associated with your relocation benefits, including allowance, noted in the relocation assistance guidelines.

This letter is intended to answer many of the questions that you may have concerning your employment, but should not be construed as a contract of employment or a binding obligation without unrestricted right of the Company to modify or terminate the provisions provided herein. In any case, at all times during your employment you will be an “at will” employee, which means that your employment may be terminated at any time with or without cause.

If the terms of our offer meet with your approval, please print and sign a copy of this letter and return to Renee Straber via email at [email address removed].

Rick, we believe this new leadership role provides an exciting and challenging opportunity for your personal and professional growth. We are also convinced you will continue to make a significant contribution in this leadership role for Masco! If you have any questions, please call me at [phone number removed].

/s/ Keith Allman
Sincerely,
Keith Allman
Chief Executive Officer

Copy:     Renee Straber

Offer Accepted:
Signature: /s/ Richard J Marshall        Date: 5/13/2021